Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release
Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – March 30, 2017 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended February 25, 2017.

Fiscal 2017 First Quarter Highlights

●	Consolidated sales were $105.9 million for the first quarter of 2017 compared to $106.9 million for the first quarter of 2016, a decrease of 0.9%.
●	Operating income for the quarter was $4.7 million or 4.4% of sales as compared to $5.8 million or 5.4% of sales for the prior year quarter.
●

Wholesale sales were $62.0 million for the first quarter of 2017 compared to $59.6 million for the first quarter of 2016, an increase of 4.0%. Wholesale operating profit for the quarter was $5.9 million or 9.5% of sales as compared to $4.4 million or 7.4% of sales for the prior year quarter.

●

Company-owned store sales were $61.6 million for both the first quarter of 2017 and 2016. 2017 included a comparable store sales increase of 1.0% compared to the prior year quarter. Comparable store operating loss was $0.2 million or (0.4)% of sales for the current year quarter as compared to operating income of $1.0 million or 1.8% of sales for the prior year quarter. Total retail operating loss was $1.3 million or (2.2)% of sales for the quarter as compared to operating income of $0.3 million or 0.5% of sales for the prior year quarter. Comparable store written sales for the quarter increased 3.7%.

●

Revenue for Zenith Freight Lines (“Zenith”) was $22.3 million for the first quarter of 2017 compared to $24.7 million for the first quarter of 2016, a 9.7% decrease. Zenith’s operating loss for the quarter was $0.2 million or (0.9)% of sales as compared to an operating profit of $0.7 million or 2.8% of sales for the prior year quarter.

●	Net income for the quarter was $2.9 million or $0.27 per diluted share as compared to $3.2 million or $0.30 per diluted share for the prior year quarter.

“We produced mixed results in an unpredictable sales environment during the first quarter of 2017,” commented Robert H. Spilman, Jr. chairman and chief executive officer. “Coming off a strong Black Friday sale in late November, our year over year sales momentum remained relatively strong for the first three weeks of December in the context of the weak seasonality that we experience each year in the pre-Christmas run up. However, the calendar shift in late December that essentially eliminated the selling days of the last two weekends of the month really hurt us. Despite falling significantly behind last year’s sales numbers as a result, our retail team rallied and with a strong finish ended the quarter with a 1.0% delivered and 3.7% written comparable store sales increase. Furthermore, strong shipping at quarter’s end also produced a 4.0% gain in wholesale revenue. Unfortunately, weaker levels of non-Bassett outbound freight at our Zenith Freight Lines subsidiary offset these gains and produced the 0.9% decline in consolidated revenue that we are reporting today.

“Behind the scenes, this was a very active reporting period for us,” continued Mr. Spilman. “We have invested $2 million in our Martinsville, Va., table plant over the past four months installing a state of the art wood finishing system in preparation for the recent launch of our completely updated casual dining program. Production began in January for floor samples constituting 600 retail settings for this product in Bassett stores and galleries around the country. In addition, we opened a new 350,000 square foot manufacturing and distribution center in Grand Prairie, Texas at the end of February. We now plan to achieve the efficiencies that we can derive in housing manufacturing, over the road distribution, and retail home delivery in a single setting. Also, we opened two new Zenith home delivery centers in the Ohio and Philadelphia markets to expand the Zenith footprint and prepare for new store service. In retail, we closed two stores in the quarter; one licensed and one corporate. We acquired the Columbus, Ohio, Bassett location from Kittles, a top 100 retailer and good Bassett customer, that sold its Ohio operations to concentrate all of its resources on its dominant position in the state of Indiana. We relocated our Scottsdale, Ariz., store to an exciting retail corridor in early February. Finally, we opened a new 19,000 square foot Bassett store on Long Island in Westbury, N.Y., in time for a very strong Presidents Day weekend event. While the accompanying $700,000 of additional store opening costs and the short-term disruptions of these investments in general took its toll on the quarter’s consolidated results, we are excited about our growing footprint. We now look forward to opening two new stores in the second quarter and executing our plan for the remainder of the year.”

Wholesale Segment

Net sales for the wholesale segment were $62.0 million for the first quarter of 2017 as compared to $59.6 million for the first quarter of 2016, an increase of $2.4 million or 4.0%. This increase was driven by a 6.7% increase in shipments to the Bassett Home Furnishings network partially offset by a 3.2% decrease in shipments to the open market (outside the Bassett Home Furnishings network) as compared to the prior year period. Gross margins for the wholesale segment were 35.2% for the first quarter of 2017 as compared to 34.0% for the first quarter of 2016. This increase is due primarily to improved margins in the domestic upholstery operations from favorable pricing strategies and higher margins in the imported wood product as the Company had lower levels of discounted sales along with higher margins on those sales as compared to the prior year quarter. Wholesale SG&A for the first quarter of 2017 was $15.9 million for both the first quarter of 2017 and 2016. SG&A as a percentage of sales decreased to 25.7% as compared to 26.7% for the first quarter of 2016. This decrease in SG&A as a percentage of sales was primarily due to lower freight and warehousing costs. Operating income was $5.9 million or 9.5% of sales as compared to $4.4 million or 7.4% of sales in the prior year quarter.

“Sales of our domestically produced products grew by 13% in the quarter driving our overall 4.0% wholesale segment increase,” added Mr. Spilman. “In fact, domestically manufactured or finished and assembled goods represented 71% of our wholesale shipments. Consumers continue to gravitate to the customizable elements of our product range and our domestic manufacturing facilities continue to be the beneficiaries of this growing trend. When coupled with the interior design skills of our in-store designers, these products particularly resonate with customers seeking a personalized home furnishings solution. Domestic upholstery sales grew 8.8% and domestic wood revenue increased 28% for the period. This propelled our wholesale segment to a 34% improvement in operating income with a corresponding 9.5% profit margin or 210 basis points better than last year. The ongoing refinement of our store merchandise lineup continues to bear fruit as wholesale shipments to our retail stores grew 6.7%. Although our non-store shipments declined by 3.2%, primarily due to the loss of a major independent customer in mid-2016, we are encouraged by recent order trends outside the stores and by the early success of our new Club Level motion program that was introduced last year.”

Retail Segment

Net sales for the 60 Company-owned Bassett Home Furnishings stores were $61.6 million for both the first quarter of 2017 and 2016. Comparable store sales increased $0.6 million or 1.0% offset by a $0.6 million decrease in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 3.7% for the first quarter of 2017 as compared to the first quarter of 2016.

The consolidated retail operating loss for the first quarter of 2017 was $1.3 million as compared to an operating profit of $0.3 million for the first quarter of 2016, a decrease of $1.6 million. The 56 comparable stores generated an operating loss of $0.2 million for the quarter, or (0.4)% of sales, as compared to a profit of $1.0 million, or 1.8% of sales, for the prior year quarter. Gross margins for comparable stores were 49.2% for the first quarter of 2017 compared to 49.9% for the first quarter of 2016 due to increased clearance activity at lower margins to make room for a significant product rollout during the quarter.  SG&A expenses for comparable stores increased $1.2 million to $29.2 million or 49.6% of sales as compared to 48.1% of sales for the first quarter of 2016. The increase in SG&A as a percentage of sales was primarily due to increased advertising and marketing costs and store occupancy costs.

“Our corporate retail team pulled out positive quarterly written and delivered sales comps despite a rocky start,” said Mr. Spilman. “A number of new initiatives are underway as we seek to grow comparable store sales for the seventh consecutive year. After months of research, we have adjusted our marketing mix to cut back on a portion of television advertising in the local markets in favor of a more robust direct mail program. Tied to key promotional periods throughout the year, we will utilize several printed formats to target new opportunities and reach our existing consumer more purposefully in brand enhancing catalogs and mailers. In concert with our new print strategy is the heightened level of digital engagement that we have undertaken with our customers. We are producing more digital content that we intend to enhance Bassett products through communication of quality of materials, workmanship and heritage. Another exciting retail initiative is the expansion of our accessory program. Building on our success in the rug category, we have revamped our lighting, decorative mirror, and window treatment assortments. Each of these categories has a new merchandising strategy that will be showcased through visual templates that will soon be tested in 30% of our store locations. All of these efforts are designed to further elevate our styling point of view and to fully deliver on the notion of being a one-stop shop for beautifully designed interiors.”

Logistical Services Segment

Revenue for Zenith was $22.3 million for the first quarter of 2017 as compared to $24.7 million for 2016, a decrease of $2.4 million or (9.7)%. This decrease was due to $3.3 million in lower revenue from one significant non-Bassett customer partially offset by increases in revenue from other customers. Zenith operating expenses for the first quarter of 2017 were $22.6 million as compared to $23.9 million a decrease of $1.3 million or 5.4%. Decreases in purchased third-party freight were partially offset by higher fuel costs and increased fixed costs associated with the expansion and modernization of the transportation equipment fleet over the course of fiscal 2016. In addition, Zenith incurred approximately $0.1 million in start-up costs during the first quarter of 2017 associated with the opening of new home delivery centers in Philadelphia, Pennsylvania and Cincinnati, Ohio. This resulted in an operating loss of $0.2 million or (0.9)% for 2017 as compared to operating income of $0.7 million or 2.8%. The decrease in freight volume resulted in lower overall load factors for the over-the-road freight business thus making it more costly for Zenith to meet its delivery targets.

“The over the road freight, warehousing, and home delivery services that Zenith provides Bassett is fundamental to the speed to market capability that differentiates our store experience,” commented Mr. Spilman. “These capabilities have been and continue to be recognized as best of class in our space by numerous other furniture manufacturers and retailers that engage Zenith for their logistics solution. We believe that the coast to coast platform that Zenith has architected will become increasingly relevant and valuable as a vital cog in the future of Bassett and of the industry in general.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 90 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first fiscal quarter of 2017, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended
	February 25, 2017		February 27, 2016
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$93,698		$92,402
Logistics	12,194		14,471
Total sales revenue	105,892	100.0%	106,873	100.0%

Cost of furniture and accessories sold	41,898	39.6%	41,986	39.3%

Selling, general and administrative expenses excluding new store pre-opening costs	58,524	55.3%	58,957	55.2%
New store pre-opening costs	806	0.8%	139	0.1%
Income from operations	4,664	4.4%	5,791	5.4%

Other loss, net	(733)	-0.7%	(657)	-0.6%
Income before income taxes	3,931	3.7%	5,134	4.8%

Income tax provision	1,070	1.0%	1,900	1.8%
Net income	$2,861	2.7%	$3,234	3.0%

Basic earnings per share	$0.27		$0.30

Diluted earnings per share	$0.27		$0.30

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	February 25, 2017	November 26, 2016
Assets
Current assets
Cash and cash equivalents	$23,518	$35,144
Short-term investments	23,125	23,125
Accounts receivable, net	18,470	18,358
Inventories, net	55,473	53,215
Other current assets	9,572	10,727
Total current assets	130,158	140,569

Property and equipment, net	106,840	104,655

Other long-term assets
Deferred income taxes, net	7,932	8,071
Goodwill and other intangible assets	17,592	17,360
Other	7,127	7,612
Total long-term assets	32,651	33,043
Total assets	$269,649	$278,267

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,416	$21,281
Accrued compensation and benefits	12,152	13,602
Customer deposits	26,158	25,181
Dividends payable	-	3,218
Current portion of long-term debt	3,320	3,290
Other accrued liabilities	9,818	10,441
Total current liabilities	69,864	77,013

Long-term liabilities
Post employment benefit obligations	12,748	12,760
Long-term debt	733	3,821
Other long-term liabilities	3,796	3,968
Total long-term liabilities	17,277	20,549

Stockholders’ equity
Common stock	53,601	53,615
Retained earnings	131,178	129,388
Additional paid-in-capital	224	255
Accumulated other comprehensive loss	(2,495)	(2,553)
Total stockholders' equity	182,508	180,705
Total liabilities and stockholders’ equity	$269,649	$278,267

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Quarter Ended
	February 25, 2017	February 27, 2016
Operating activities:
Net income	$2,861	$3,234
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,351	2,817
Deferred income taxes	103	803
Excess tax benefits from stock-based compensation	327	-
Other, net	413	294
Changes in operating assets and liabilities :
Accounts receivable	110	1,509
Inventories	(1,915)	2,357
Other current and long-term assets	1,155	(1,326)
Customer deposits	977	(715)
Accounts payable and accrued liabilities	(5,305)	(6,553)
Net cash provided by operating activities	2,077	2,420

Investing activities:
Purchases of property and equipment	(5,610)	(8,568)
Acquisition of retail licensee store	(655)	-
Other	226	20
Net cash used in investing activities	(6,039)	(8,548)

Financing activities:
Cash dividends	(4,290)	(3,146)
Proceeds from the exercise of stock options	221	-
Other issuance of common stock	-	84
Repurchases of common stock	(26)	(1,774)
Taxes paid related to net share settlement of equity awards	(474)	-
Repayments of notes payable	(3,095)	(4,395)
Proceeds from equipment loans	-	4,204
Net cash used in financing activities	(7,664)	(5,027)
Change in cash and cash equivalents	(11,626)	(11,155)
Cash and cash equivalents - beginning of period	35,144	36,268
Cash and cash equivalents - end of period	$23,518	$25,113

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended
	February 25, 2017	February 27, 2016
Net Sales
Wholesale	$61,975	$59,576
Retail - Company-owned stores	61,593	61,595
Logistical services	22,334	24,679
Inter-company eliminations:
Furniture and accessories	(29,870)	(28,769)
Logistical services	(10,140)	(10,208)
Consolidated	$105,892	$106,873

Operating Income
Wholesale	$5,893	$4,398
Retail	(1,343)	316
Logistical services	(226)	744
Inter-company elimination	340	333
Consolidated	$4,664	$5,791

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 26,				February 25,
	2016	Opened*	Closed*	Transfers	2017

Company-owned stores	59	1	(1)	1	60
Licensee-owned stores	31	-	(1)	(1)	29

Total	90	1	(2)	-	89

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	56 Comparable Stores
	Quarter Ended		Quarter Ended
	February 25, 2017		February 27, 2016
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$58,829	100.0%	$58,245	100.0%

Cost of sales	29,882	50.8%	29,193	50.1%

Gross profit	28,947	49.2%	29,052	49.9%

Selling, general and administrative expense*	29,180	49.6%	28,005	48.1%

Income (loss) from operations	$(233)	-0.4%	$1,047	1.8%

	All Other Stores
	Quarter Ended		Quarter Ended
	February 25, 2017		February 27, 2016
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$2,764	100.0%	$3,350	100.0%

Cost of sales	1,577	57.1%	2,122	63.3%

Gross profit	1,187	42.9%	1,228	36.7%

Selling, general and administrative expense	1,491	53.9%	1,820	54.3%
Pre-opening store costs**	806	29.2%	139	4.1%

Loss from operations	$(1,110)	-40.2%	$(731)	-21.7%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**	Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.